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                                  FORM 18-K/A

           For Foreign Governments and Political Subdivisions Thereof

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                               AMENDMENT NO. 3 TO
                                 ANNUAL REPORT
                                       OF
                          PROVINCE OF BRITISH COLUMBIA
                                    (CANADA)
                              (NAME OF REGISTRANT)

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 Date of end of fiscal year to which the annual report relates: March 31, 2003

                             SECURITIES REGISTERED*
                      (As of the close of the fiscal year)

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Title of issue           Amounts as to which                 Names of exchanges
                         registration is effective           on which registered
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N/A                      N/A                                 N/A

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        NAMES AND ADDRESSES OF PERSONS AUTHORIZED TO RECEIVE NOTICES AND
           COMMUNICATIONS FROM THE SECURITIES AND EXCHANGE COMMISSION:

                            Honourable Pamela Wallin
                                Brian Schumacher
                                 David Murchison
                           Canadian Consulate General
                             1251 Avenue of Americas
                            New York, New York 10020

                                       ---

                                    COPIES TO

     Brice T. Voran        Winthrop B. Conrad, Jr.     Ministry of Finance
  Shearman & Sterling       Davis Polk & Wardwell      Provincial Treasury
  Commerce Court West        450 Lexington Avenue     Debt Management Branch
Suite 4405, P.O. Box 247      New York, New York       620 Superior Street
    Toronto, Ontario                10017           P.O. Box 9423, Stn Prov Govt
         Canada                                      Victoria, British Columbia
        M5L 1E8                                          Canada  V8W 9V1

*The Registrant is filing this amendment to its annual report on a voluntary basis.


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                          PROVINCE OF BRITISH COLUMBIA

     The undersigned registrant hereby amends the following items, financial statements, exhibits or other portions of its Annual Report (the "Annual Report") for the fiscal year ended March 31, 2003 on Form 18-K as set forth below:

        The following additional exhibits are added to the Annual Report:

Exhibit 99.8:  British Columbia BUDGET AND FISCAL PLAN 2004/05 - 2006/07

Exhibit 99.9:  British Columbia ESTIMATES (FISCAL YEAR ENDING MARCH 31, 2005)

Exhibit 99.10: British Columbia SUPPLEMENT TO THE ESTIMATES
               (FISCAL YEAR ENDING MARCH 31, 2005)


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                                    SIGNATURE

     Pursuant to the requirements of the SECURITIES EXCHANGE ACT OF 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.

                                           PROVINCE OF BRITISH COLUMBIA
                                           (Name of registrant)



                                           By: /s/ Bill Shortreed
February 19, 2004                              ---------------------------------
Victoria, British Columbia                     Bill Shortreed
                                               Title: Acting Executive Director
                                                      Debt Management Branch
                                                      Provincial Treasury
                                                      Ministry of Finance


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                                  EXHIBIT INDEX

Exhibit 99.8:  British Columbia BUDGET AND FISCAL PLAN 2004/05 - 2006/07

Exhibit 99.9:  British Columbia ESTIMATES (FISCAL YEAR ENDING MARCH 31, 2005)

Exhibit 99.10: British Columbia SUPPLEMENT TO THE ESTIMATES
               (FISCAL YEAR ENDING MARCH 31, 2005)